Exhibit 3.1

ARTICLES OF INCORPORATION

OF

ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS

ARTICLE I

NAME

The name of the Corporation is Ategrity Specialty Insurance Company Holdings (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The Corporation may engage in any lawful act, activity or business for which corporations may be organized under the laws of the State of Nevada, including, without limitation, the Nevada Revised Statutes (as amended from time to time, the “NRS”).

ARTICLE IV

BOARD OF DIRECTORS

A.            Number and Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). Except as otherwise provided for in these articles of incorporation (as amended and/or restated from time to time, the “Articles”), including any certificate of designation relating to any then-outstanding series of Preferred Stock (as defined below), the total number of directors shall be determined from time to time as established in the bylaws of the Corporation (as amended from time to time, the “Bylaws”) and the Board of Directors shall be elected in such manner as provided in the Bylaws. Each director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

B.            Classification. Effective on and after the date on which Zimmer Financial Services Group LLC, a Delaware limited liability company (“ZFSG”) and its Affiliates (as defined herein) collectively cease to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (as defined herein)) more than 50% of the outstanding voting power of the Corporation’s capital stock (such date, the “Trigger Date”):

(i)            The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes respectively designated as Class I, Class II and Class III. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

(ii)            At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

(iii)           Any director of any class elected or appointed to fill a newly created directorship resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors cause the removal, or shorten the term, of any incumbent director. If any change in the classification of the directors would otherwise increase the term of a director, and unless such change is effected by way of a duly adopted amendment to the Articles that otherwise provides, the term of each incumbent director on the effective date of such change terminates on the date that such term would have terminated had there been no such change in the classification of directors.

(iv)           Notwithstanding any of the foregoing provisions, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles, including any certificate of designation relating to any series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to Section B of this Article IV unless expressly provided by such terms.

C.            Certain Definitions. As used in the Articles:

(i)            “Affiliate” means, with respect to any specified Person (as defined below), any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with the specified Person or any of such Person’s Affiliates, including any stockholder, partner, officer, director, manager or member of the specified Person and any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person.  In the case of a natural Person, his or her Affiliates include members of such Person’s immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family and natural lineal descendants.  For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise. For purposes hereof, the Company and its subsidiaries will not be deemed to be an Affiliate of any specified Person.

(ii)            “Exchange Act” means the Securities Exchange Act of 1934, as amended and inclusive of rules and regulations thereunder.

(iii)           “Person” means a natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

ARTICLE V

CAPITAL STOCK

A.            Capital Stock. The Corporation is authorized to issue an aggregate of 600,000,000 shares of capital stock of the Corporation, consisting of (a) 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (b) 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The capital stock of the Corporation may be issued from time to time for such consideration as shall be determined by the Board of Directors. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be fully paid and non-assessable.

B.            Common Stock. Except as otherwise provided by the Nevada Revised Statutes (the “NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock so held. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights. The holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding class or series of the Corporation’s capital stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held.

C.            Preferred Stock. The Board of Directors is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. If any series of Preferred Stock is established by resolution of the Board of Directors pursuant to this provision, a certificate of designation relating to such series and complying with the applicable provisions of the NRS must be filed with the Nevada Secretary of State and become effective before the issuance of any shares of such series. Except as otherwise required by law, the holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles, including the certificate of designation relating to such series of Preferred Stock. To the extent provided in the Articles, including any certificate of designation relating to a series of Preferred Stock, the Board of Directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

D.            No Assessment of Capital Stock. The capital stock of the Corporation, after consideration for the issuance thereof has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this respect.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION

A.            Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

B.            Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the Corporation shall indemnify and defend any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

C.            Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

D.            Repeal or Conflict. Any repeal or modification of this Article VI approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article VI and any other article of the Articles, the terms and provisions of this Article VI shall control.

ARTICLE VII

MANDATORY FORUM FOR THE ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, agent or fiduciary of the Corporation to the Corporation or the Corporation’s stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against the Corporation arising pursuant to any provision of NRS Chapters 78 or 92A, the Articles or the Bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of the Articles or the Bylaws or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, against any Person in connection with any offering of the Company’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which Person shall have the right to enforce this clause.

ARTICLE VIII

CORPORATE OPPORTUNITIES

A.            In recognition and anticipation that certain directors, principals, members, managers, officers, associated funds, employees and/or other representatives of ZFSG and its Affiliates (collectively, the “Applicable Parties”) may serve as directors, officers, representatives or agents of the Corporation, and that, directly or indirectly, the Applicable Parties, and/or any members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”), may now engage, may continue to engage or may in the future engage in (i) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (ii) transactions, dealings or other matters that may be an investment, corporate, business, strategic or other opportunity or offer a prospective economic or competitive interest, advantage or gain in which the Corporation or any of its Affiliates, directly or indirectly, could have or be deemed to have an interest or expectancy, (iii) business, investments or transactions with any potential or actual customer, partner, supplier or other business relation of the Corporation or any of its Affiliates, (iv) the employment of, or any other affiliation, relationship or engagement with, any officer, employee or other service provider of the Corporation or any of its Affiliates, or  (v) business or other transactions or dealings with the Corporation and its Affiliates (each of (i)-(v) above, a “Competitive Opportunity”), the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to such Competitive Opportunities that may involve any Applicable Parties, Non-Employee Directors or their respective Affiliates or their and their Affiliates respective directors, principals, members, managers, officers, associated funds, employees and/or other representatives, including any of the foregoing who serve as directors, officers, representatives or agents of the Corporation (each of the foregoing, an “Identified Person”), and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.            To the fullest extent permitted by law, no Identified Person shall have any duty whatsoever to refrain from directly or indirectly (1) participating or otherwise engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (2) considering, pursuing or entering into any Competitive Opportunity in which the Corporation or any of its Affiliates, directly or indirectly, could have an interest or expectancy or (3) otherwise competing, directly or indirectly, with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty, or otherwise, solely by reason of the fact that such Identified Person engages in any of the foregoing. To the fullest extent permitted by law, and except as provided in Section (D) of this Article VIII, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a Competitive Opportunity for an Identified Person and the Corporation or any of its Affiliates. Subject to Section (D) of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a Competitive Opportunity for such Identified Person and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and such Identified Person or any of its respective Affiliates may pursue, take or acquire any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity (each, a “Person”). To the fullest extent permitted by law, no such Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues, takes or acquires such corporate opportunity for such Identified Person or any of its Affiliates, or offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C.            The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

D.            Notwithstanding the foregoing, the Corporation does not renounce its interest in any Competitive Opportunity offered to any Identified Person if such Competitive Opportunity is expressly offered to such person solely in such Identified Person’s capacity as a director or officer of the Corporation and not in any other capacity, and the provisions of Section (B) or (C) of this Article VIII shall not apply to any such Competitive Opportunity.

E.             In addition to and notwithstanding the foregoing provisions of this Article VIII, a corporate, business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F.             Neither the alteration, amendment, addition to or repeal of this Article VIII, nor the adoption of any provision of the Articles (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any Competitive Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE IX

STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

Subject to the terms of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the chair of the board, and shall be called by the secretary of the Corporation upon the written request (which request shall state the purpose or purposes of the meeting) of (i) the chair of the board or at least a majority of the Board of Directors, and (ii) prior to the Trigger Date, stockholders holding at least a majority of the outstanding shares of Common Stock; provided that a special meeting may not be called by any other person or persons and, on and after the Trigger Date, the stockholders of the Corporation shall have no right to request or call a special meeting of stockholders.

ARTICLE X

STOCKHOLDER ACTION BY WRITTEN CONSENT

A.            Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is (a) signed by stockholders holding at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote on such action (except that if a greater proportion of the voting power would be required for such an action at a meeting, then that proportion of written consents is required), and (b) delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. In no instance where action is duly and properly authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law or any certificate of designation relating to any series of Preferred Stock, notice given.

B.            On and after the Trigger Date, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by the Bylaws, and the stockholders of the Corporation may not in any circumstance take action by written consent.

ARTICLE XI

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the Articles or Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE XII

AMENDMENT TO ARTICLES

The Company reserves the right to amend or repeal any provision contained in the Articles of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of the Articles of Incorporation or any provision of law that might otherwise permit a lesser vote, from and after the Trigger Date, in addition to the approval of the Board of Directors, the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of Section (C) of Article IV, Section (C) of Article V, Article VIII, Article IX, Article X and this Article XII of the Articles of Incorporation.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

A.            Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) the Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

B.            Severability. If any provision or provisions of the Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.

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